Exhibit 99.1

NEWS

CONTACT:     Roger Deacon
UNIVEST CORPORATION OF PENNSYLVANIA
Chief Financial Officer
215-721-2455, DeaconR@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST
BANK AND TRUST CO. - REPORTS FIRST QUARTER RESULTS

SOUDERTON, Pa., April 26, 2017 - Univest Corporation of Pennsylvania (“Univest” or "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. ("Bank") and its insurance, investments and equipment financing subsidiaries, today announced financial results for the quarter ended March 31, 2017. Univest reported net income of $10.9 million or $0.41 diluted earnings per share for the three months ended March 31, 2017, compared to net income of $7.3 million or $0.37 diluted earnings per share for the three months ended March 31, 2016. The financial results for the three months ended March 31, 2016 included $220 thousand of acquisition and integration costs related to the Fox Chase acquisition, or $0.01 of diluted earnings per share, net of tax. There were no acquisition and integration costs during the three months ended March 31, 2017.

Loans
Gross loans and leases increased $56.0 million or 6.8% (annualized) from December 31, 2016. Gross loans and leases increased $1.2 billion or 53.1% from March 31, 2016, including $776.2 million of loans acquired from Fox Chase Bank. Organic loan growth, which excludes the loans acquired from Fox Chase at June 30, 2016, was $382.4 million or 12.9% from March 31, 2016 to March 31, 2017. The growth in loans in 2017 compared to December 31, 2016 was primarily in commercial real estate, commercial business and residential real estate loans.

Deposits
Total deposits increased $108.4 million or 13.3% (annualized) from December 31, 2016. Deposits increased $1.0 billion from March 31, 2016 primarily due to $738.3 million of deposits acquired from Fox Chase. Organic deposit growth, which excludes the Fox Chase deposits at June 30, 2016, was $293.3 million or

9.5% from March 31, 2016. The growth in deposits in 2017 compared to December 31, 2016 was primarily due to increases in public funds and commercial customer deposits.

Net Interest Income and Margin
Net interest income of $34.3 million for the first quarter of 2017 was consistent with the fourth quarter of 2016 and increased $10.8 million, or 45.7%, from the same period in 2016. Net interest margin, on a tax-equivalent basis, for the first quarter of 2017 was 3.80%, compared to 3.81% for the fourth quarter of 2016. The favorable impact of purchase accounting accretion was 8 basis points ($764 thousand) for the quarter ended March 31, 2017 compared to 20 basis points ($1.8 million) for the quarter ended December 31, 2016. Excluding the impact of purchase accounting accretion, net interest margin was 3.72% for the quarter ended March 31, 2017 compared to 3.61% for the quarter ended December 31, 2016 and net interest income increased $1.2 million, or 3.6%, for the first quarter of 2017 compared to the fourth quarter of 2016. The improvement in net interest margin, excluding purchase accounting accretion, is primarily due to the increase in interest rates during the fourth quarter of 2016 which increased loan yields at a greater pace than rates on deposits and an improvement in mortgage backed security yields due to a slowdown in payment speeds. A detailed analysis comparing net interest margin and net interest income for the quarter ended March 31, 2017 and the quarter ended December 31, 2016 is included in the attached exhibits.

Noninterest Income
Noninterest income for the quarter ended March 31, 2017 was $15.0 million, an increase of $1.1 million or 8.2% from the first quarter of 2016. Service charges on deposits increased $245 thousand or 24.5% for the quarter mostly due to fees on deposit accounts acquired from Fox Chase. Investment advisory commission and fee income increased $510 thousand or 19.1% from the first quarter of 2016 primarily due to a combination of both increased new customer relationships and favorable market performance during 2016 and the first quarter of 2017. Bank owned life insurance (BOLI) income increased $313 thousand or 66.6% for the quarter primarily due to policies acquired from Fox Chase and increased income of $105 thousand on non-qualified annuities. Other income increased $311 thousand or 15.5% for the quarter mainly due to an increase in other service fee income of $156 thousand and net gains on sales of other real estate owned of $114 thousand. These increases were partially offset by modest decreases in insurance and mortgage banking income. Insurance commission and fee income decreased $148 thousand for the quarter ended March 31, 2017, primarily due to a decrease in contingent commission income of $340 thousand, which was $1.0 million for the quarter ended March 31, 2017 compared to $1.3 million for the quarter ended March 31, 2016. The net gain on mortgage banking decreased $105 thousand for the quarter ended March 31, 2017 primarily due to a decrease in mortgage volume.

Noninterest Expense
Noninterest expense for the quarter ended March 31, 2017 was $32.0 million, an increase of $5.1 million or 18.9%, compared to the first quarter of 2016. Salaries and benefit expense increased $2.5 million for the quarter, primarily attributable to higher staffing levels resulting from the Fox Chase acquisition, additional staff hired to support revenue generation across all business lines and the expansion into Lancaster County. Premises and equipment expenses increased $782 thousand for the quarter, primarily due to higher premises expense related to Fox Chase locations and expansion into Philadelphia, Lancaster County and the Lehigh Valley. Data processing expense increased $777 thousand for the quarter due to increased investments in computer software and our outsourced data processing solution as well as the addition of Fox Chase processing expense. Other expense increased $1.1 million for the quarter primarily due to inclusion of Fox Chase related expenses and an increase of $416 thousand related to Bank shares tax as a result of a statutory rate increase in 2017 and the Corporation's growth primarily due to the Fox Chase acquisition.

Asset Quality and Provision for Loan and Lease Losses
Non-accrual loans and leases, including non-accrual troubled debt restructured loans, were $19.9 million at March 31, 2017, compared to $17.9 million at December 31, 2016. Nonperforming assets were $27.3 million at March 31, 2017, compared to $27.1 million at December 31, 2016. Net loan and lease charge-offs were $416 thousand during the first quarter of 2017. The provision for loan and lease losses was $2.4 million for the first quarter of 2017. The allowance for loan and lease losses as a percentage of loans and leases held for investment, excluding covered loans acquired in the Fox Chase and Valley Green Bank acquisitions which were recorded at fair value as of the acquisition date, was 0.74% at March 31, 2017, compared to 0.73% at December 31, 2016 and 0.86% at March 31, 2016.

Tax Provision
The effective income tax rate for the quarter ended March 31, 2017 was 26.5%, compared to 27.8% for the quarter ended March 31, 2016. During the quarter, the Corporation recognized a $288 thousand discrete tax benefit related to the vesting of restricted stock and exercise of stock options, which provided a tax deduction greater than previously recorded. This change is in accordance with Accounting Standard Update 2016-9 which was implemented by the Corporation in the fourth quarter 2016 and requires the tax impact of such equity related activities to be recorded as an adjustment to income in the period incurred; rather than an adjustment to equity. Excluding this discrete benefit, the effective income tax rate for the quarter was 28.5%, which reflects the Corporation's level of tax exempt income for the period relative to the overall level of taxable income.

Dividend
On February 22, 2017, Univest declared a quarterly cash dividend of $0.20 per share, payable on April 3, 2017. This represented a 3.09% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

Conference Call
Univest will host a conference call to discuss first quarter 2017 results on Thursday, April 27, 2017 at 9:00 a.m. EST. Participants may preregister at http://dpregister.com/10105249. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through May 27, 2017 by dialing 1-877-344-7529; using Conference ID: 10105249.

About Univest Corporation of Pennsylvania
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has approximately $4.3 billion in assets and $3.3 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster, as well as in New Jersey and Maryland and online at www.univest.net.
# # #
This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2017
(Dollars in thousands)

Balance Sheet (Period End)	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Assets	$4,273,931	$4,230,528	$4,140,444	$3,107,617	$2,824,777
Investment securities	464,639	468,518	484,213	286,980	329,357
Loans held for sale	1,110	5,890	3,844	4,657	3,818
Loans and leases held for investment, gross	3,341,916	3,285,886	3,190,361	2,345,037	2,183,256
Allowance for loan and lease losses	19,528	17,499	16,899	17,153	16,452
Loans and leases held for investment, net	3,322,388	3,268,387	3,173,462	2,327,884	2,166,804
Total deposits	3,365,951	3,257,567	3,178,509	2,377,084	2,334,361
Noninterest-bearing deposits	947,495	918,337	874,581	689,916	559,827
NOW, money market and savings	1,865,280	1,713,041	1,652,696	1,326,976	1,391,626
Time deposits	553,176	626,189	651,232	360,192	382,908
Borrowings	355,580	417,780	398,341	309,666	75,265
Shareholders' equity	511,880	505,209	509,249	369,160	367,003

Balance Sheet (Average)	For the three months ended,
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Assets	$4,230,428	$4,134,976	$4,147,468	$2,854,561	$2,834,557
Investment securities	470,300	473,890	503,790	302,492	342,218
Loans and leases, gross	3,306,877	3,208,171	3,164,273	2,239,674	2,177,091
Deposits	3,290,285	3,237,778	3,177,060	2,340,959	2,351,816
Shareholders' equity	509,055	507,832	506,464	368,466	364,092

Asset Quality Data (Period End)
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases	$19,856	$17,916	$15,050	$13,265	$13,482
Accruing loans and leases 90 days or more past due	919	987	1,128	748	693
Accruing troubled debt restructured loans and leases	2,818	3,252	3,286	4,413	4,279
Other real estate owned	3,712	4,969	6,041	3,131	3,073
Nonperforming assets	27,305	27,124	25,505	21,557	21,527
Allowance for loan and lease losses	19,528	17,499	16,899	17,153	16,452
Nonaccrual loans and leases / Loans and leases held for investment	0.59%	0.55%	0.47%	0.57%	0.62%
Nonperforming loans and leases / Loans and leases held for investment	0.71%	0.67%	0.61%	0.79%	0.85%
Allowance for loan and lease losses / Loans and leases held for investment	0.58%	0.53%	0.53%	0.73%	0.75%
Allowance for loan and lease losses/Loans and leases held for investment (excluding acquired loans at period-end)	0.74%	0.73%	0.77%	0.82%	0.86%
Allowance for loan and lease losses / Nonaccrual loans and leases held for investment	98.35%	97.67%	112.29%	129.31%	122.03%
Allowance for loan and lease losses / Nonperforming loans and leases held for investment	82.77%	78.98%	86.82%	93.09%	89.15%
Acquired credit impaired loans	$6,616	$7,352	$14,575	$942	$1,267

	For the three months ended,
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net loan and lease charge-offs	$416	$1,650	$1,669	$129	$1,502
Net loan and lease charge-offs (annualized)/Average loans and leases	0.05%	0.20%	0.21%	0.02%	0.28%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2017
(Dollars in thousands, except per share data)
	For the three months ended,
For the period:	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Interest income	$38,396	$38,056	$36,705	$26,112	$25,734
Interest expense	4,113	3,884	3,836	2,451	2,211
Net interest income	34,283	34,172	32,869	23,661	23,523
Provision for loan and lease losses	2,445	2,250	1,415	830	326
Net interest income after provision	31,838	31,922	31,454	22,831	23,197
Noninterest income:
Trust fee income	1,907	1,921	1,958	1,997	1,865
Service charges on deposit accounts	1,243	1,293	1,344	1,056	998
Investment advisory commission and fee income	3,181	3,072	2,905	2,776	2,671
Insurance commission and fee income	4,410	3,275	3,267	3,503	4,558
Bank owned life insurance income	783	1,215	711	535	470
Net gain on sales of investment securities	15	31	30	413	44
Net gain on mortgage banking activities	1,113	1,092	2,006	1,711	1,218
Other income	2,318	2,095	1,916	2,010	2,007
Total noninterest income	14,970	13,994	14,137	14,001	13,831
Noninterest expense:
Salaries and benefits	16,657	16,546	16,710	14,080	14,182
Commissions	2,050	2,618	2,485	2,363	1,895
Premises and equipment	3,658	3,929	3,476	2,846	2,876
Data processing	2,058	2,001	2,169	1,530	1,281
Professional fees	1,239	1,258	1,322	947	1,020
Marketing and advertising	379	619	345	513	538
Deposit insurance premiums	402	521	327	418	447
Intangible expense	759	2,917	854	991	766
Acquisition-related costs	—	101	8,784	1,158	214
Integration costs	—	269	5,365	27	6
Restructuring charges (recoveries)	—	1,816	(85)	—	—
Other expense	4,828	5,835	5,314	4,673	3,714
Total noninterest expense	32,030	38,430	47,066	29,546	26,939
Income before taxes	14,778	7,486	(1,475)	7,286	10,089
Income tax expense (benefit)	3,922	568	(1,533)	2,046	2,800
Net income	$10,856	$6,918	$58	$5,240	$7,289
Per common share data:
Book value per share	$19.21	$19.00	$19.17	$18.88	$18.73
Net income per share:
Basic	$0.41	$0.26	$—	$0.27	$0.37
Diluted	$0.41	$0.26	$—	$0.27	$0.37
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20
Weighted average shares outstanding	26,630,698	26,577,948	26,554,626	19,603,310	19,578,438
Period end shares outstanding	26,645,520	26,589,353	26,558,412	19,557,958	19,592,798

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
March 31, 2017

	For the three months ended,
Profitability Ratios (annualized)	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Return on average assets	1.04%	0.67%	0.01%	0.74%	1.03%
Return on average assets, excluding integration and acquisition-related costs and restructuring charges (1), (2)	1.04%	0.78%	0.88%	0.90%	1.07%
Return on average shareholders' equity	8.65%	5.42%	0.05%	5.72%	8.05%
Return on average shareholder's equity, excluding integration and acquisition-related costs and restructuring charges (1), (2)	8.65%	6.37%	7.24%	6.99%	8.29%
Return on average tangible common equity, excluding integration and acquisition-related costs and restructuring charges (1), (2), (5)	13.48%	9.95%	11.32%	10.31%	12.33%
Net interest margin (FTE)	3.80%	3.81%	3.68%	3.93%	3.91%
Efficiency ratio (3)	62.70%	76.48%	96.45%	75.22%	69.23%
Efficiency ratio, excluding integration and acquisition-related costs and restructuring charges (1), (3), (4)	62.70%	72.13%	67.63%	72.20%	68.67%

Capitalization Ratios
Dividends declared to net income	49.02%	76.76%	N/M	74.64%	53.62%
Shareholders' equity to assets (Period End)	11.98%	11.94%	12.30%	11.88%	12.99%
Tangible common equity to tangible assets (5)	8.06%	7.97%	8.24%	8.39%	9.17%
Tangible book value per share (5)	$12.38	$12.13	$12.28	$12.82	$12.66
Tangible book value per share - Core (5), (6)	$12.56	$12.32	$12.21	$12.72	$12.62

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	8.75%	8.84%	8.80%	9.90%	9.93%
Common equity tier 1 risk-based capital ratio	9.41%	9.42%	9.58%	10.24%	10.81%
Tier 1 risk-based capital ratio	9.41%	9.42%	9.58%	10.24%	10.81%
Total risk-based capital ratio	12.45%	12.44%	12.64%	12.77%	13.47%

(1) This consolidated selected financial data schedule contains supplemental financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The management of Univest Corporation of Pennsylvania uses these non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See below table for additional information.

(a) Integration and acquisition-related costs and restructuring charges	$—	$2,186	$14,064	$1,185	$220
Tax effect on integration and acquisition-related cost and restructuring charges	—	969	4,910	22	2
(b) Integration and acquisition-related costs and restructuring charges, net of tax	$—	$1,217	$9,154	$1,163	$218

(2) Net income in this ratio excludes integration and acquisition-related costs and restructuring charges, net of tax. See (1)(b) above.
(3) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.
(4) Noninterest expense in this ratio excludes integration and acquisition-related costs and restructuring charges. See (1)(a) above.
(5) Tangible equity represents total shareholders' equity less goodwill and other intangible assets, but includes servicing rights which were $6,502 at March 31, 2017, $6,485 at December 31, 2016, $6,167 at September 30, 2016, $5,896 at June 30, 2016 and $5,839 at March 31, 2016.

(6) Tangible equity as defined in (5), excluding the impact of accumulated other comprehensive (loss) income on available-for-sale investment securities, net (($4,726) at March 31, 2017, ($4,989) at December 31, 2016, $1,789 at September 30, 2016, $1,907 at June 30, 2016 and $821 at March 31, 2016), divided by total shares outstanding.

N/M Not Meaningful

Univest Corporation of Pennsylvania
Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Three Months Ended
Tax Equivalent Basis	March 31, 2017			December 31, 2016
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$8,592	$16	0.76%	$10,235	$10	0.39%
U.S. government obligations	34,038	106	1.26	33,341	98	1.17
Obligations of state and political subdivisions	85,854	922	4.36	90,499	921	4.05
Other debt and equity securities	350,408	1,582	1.83	350,050	1,337	1.52
Federal funds sold and other earning assets (1)	25,909	358	5.60	20,578	217	4.20
Total interest-earning deposits, investments, federal funds sold and other earning assets	504,801	2,984	2.40	504,703	2,583	2.04
Commercial, financial, and agricultural loans	721,050	7,841	4.41	683,746	7,247	4.22
Real estate—commercial and construction loans	1,460,029	15,740	4.37	1,411,104	16,391	4.62
Real estate—residential loans	738,211	8,236	4.52	723,193	8,097	4.45
Loans to individuals	29,575	400	5.49	30,796	432	5.58
Municipal loans and leases	279,379	3,120	4.53	282,297	3,178	4.48
Lease financings	78,633	1,483	7.65	77,035	1,555	8.03
Gross loans and leases	3,306,877	36,820	4.52	3,208,171	36,900	4.58
Total interest-earning assets	3,811,678	39,804	4.24	3,712,874	39,483	4.23
Cash and due from banks	41,942			42,946
Reserve for loan and lease losses	(18,200)			(16,921)
Premises and equipment, net	64,507			63,712
Other assets	330,501			332,365
Total assets	$4,230,428			$4,134,976
Liabilities:
Interest-bearing checking deposits	$426,373	$105	0.10	$402,247	$89	0.09
Money market savings	531,658	563	0.43	472,461	450	0.38
Regular savings	807,802	349	0.18	792,778	327	0.16
Time deposits	591,813	1,174	0.80	647,665	1,277	0.78
Total time and interest-bearing deposits	2,357,646	2,191	0.38	2,315,151	2,143	0.37
Short-term borrowings	150,155	262	0.71	128,498	149	0.46
Long-term debt	148,031	399	1.09	121,895	331	1.08
Subordinated notes (2)	94,116	1,261	5.43	94,055	1,261	5.33
Total borrowings	392,302	1,922	1.99	344,448	1,741	2.01
Total interest-bearing liabilities	2,749,948	4,113	0.61	2,659,599	3,884	0.58
Noninterest-bearing deposits	932,639			922,627
Accrued expenses and other liabilities	38,786			44,918
Total liabilities	3,721,373			3,627,144
Shareholders' Equity:
Common stock	144,559			144,559
Additional paid-in capital	230,104			230,037
Retained earnings and other equity	134,392			133,236
Total shareholders' equity	509,055			507,832
Total liabilities and shareholders' equity	$4,230,428			$4,134,976
Net interest income		$35,691			$35,599
Net interest spread			3.63			3.65
Effect of net interest-free funding sources			0.17			0.16
Net interest margin			3.80%			3.81%
Ratio of average interest-earning assets to average interest-bearing liabilities	138.61%			139.60%

(1) Other earning assets include Federal Home Loan Bank, Federal Reserve Bank and other stock, at cost.
(2) The interest rate on subordinated notes is calculated on a 30/360 day basis with a weighted average note rate of 5.05% for both the three months ended March 31, 2017 and December 31, 2016. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended March 31, 2017 and December 31, 2016 have been calculated using the Corporation’s federal applicable rate of 35.0%.

Univest Corporation of Pennsylvania
Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Three Months Ended March 31,
Tax Equivalent Basis	2017			2016
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$8,592	$16	0.76%	$19,619	$28	0.57%
U.S. government obligations	34,038	106	1.26	82,488	250	1.22
Obligations of state and political subdivisions	85,854	922	4.36	101,061	1,129	4.49
Other debt and equity securities	350,408	1,582	1.83	158,669	1,024	2.60
Federal funds sold and other earning assets (1)	25,909	358	5.60	14,821	132	3.58
Total interest-earning deposits, investments, federal funds sold and other earning assets	504,801	2,984	2.40	376,658	2,563	2.74
Commercial, financial, and agricultural loans	721,050	7,841	4.41	411,999	4,014	3.92
Real estate—commercial and construction loans	1,460,029	15,740	4.37	887,118	9,919	4.50
Real estate—residential loans	738,211	8,236	4.52	541,976	5,976	4.43
Loans to individuals	29,575	400	5.49	29,478	399	5.44
Municipal loans and leases	279,379	3,120	4.53	231,498	2,625	4.56
Lease financings	78,633	1,483	7.65	75,022	1,542	8.27
Gross loans and leases	3,306,877	36,820	4.52	2,177,091	24,475	4.52
Total interest-earning assets	3,811,678	39,804	4.24	2,553,749	27,038	4.26
Cash and due from banks	41,942			31,665
Reserve for loan and lease losses	(18,200)			(17,771)
Premises and equipment, net	64,507			42,873
Other assets	330,501			224,041
Total assets	$4,230,428			$2,834,557
Liabilities:
Interest-bearing checking deposits	$426,373	$105	0.10	$402,160	$84	0.08
Money market savings	531,658	563	0.43	361,788	340	0.38
Regular savings	807,802	349	0.18	626,894	174	0.11
Time deposits	591,813	1,174	0.80	418,547	935	0.90
Total time and interest-bearing deposits	2,357,646	2,191	0.38	1,809,389	1,533	0.34
Short-term borrowings	150,155	262	0.71	27,388	3	0.04
Long-term debt	148,031	399	1.09	—	—	—
Subordinated notes (2)	94,116	1,261	5.43	49,394	675	5.50
Total borrowings	392,302	1,922	1.99	76,782	678	3.55
Total interest-bearing liabilities	2,749,948	4,113	0.61	1,886,171	2,211	0.47
Noninterest-bearing deposits	932,639			542,427
Accrued expenses and other liabilities	38,786			41,867
Total liabilities	3,721,373			2,470,465
Shareholders' Equity:
Common stock	144,559			110,271
Additional paid-in capital	230,104			120,824
Retained earnings and other equity	134,392			132,997
Total shareholders' equity	509,055			364,092
Total liabilities and shareholders' equity	$4,230,428			$2,834,557
Net interest income		$35,691			$24,827
Net interest spread			3.63			3.79
Effect of net interest-free funding sources			0.17			0.12
Net interest margin			3.80%			3.91%
Ratio of average interest-earning assets to average interest-bearing liabilities	138.61%			135.39%

(1) Other earning assets include Federal Home Loan Bank, Federal Reserve Bank and other stock, at cost.
(2) The interest rate on subordinated notes is calculated on a 30/360 day basis with a weighted average note rate of 5.05% and 5.10% for the three months ended March 31, 2017 and 2016, respectively. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended March 31, 2017 and 2016 have been calculated using the Corporation’s federal applicable rate of 35.0%.